Exhibit10.4

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of______________, is between CULP, INC., a North Carolina corporation (the “Corporation”), and_________________ (“Recipient”).

Background Statement

The Corporation desires to grant to Recipient Restricted Stock Units (the “Units”) pursuant to the Culp, Inc. Amended and Restated Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

STATEMENT OF AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.
Grant of Units. The Corporation hereby grants to Recipient ______ Units. Each Unit shall entitle Recipient to receive, upon vesting thereof in accordance with this Agreement and the Plan, one (1) share of common stock, par value $0.05 per share, of the Corporation (“Common Stock”). Except as permitted by the Plan, the Units may not be assigned, pledged, hypothecated or transferred in any manner. Recipient shall not have, with respect to any Units, any rights of a shareholder of the Corporation, including without limitation any right to vote as a shareholder of the Corporation or any right to receive distributions from the Corporation in respect of the Units.
Section 2.
Vesting. Except as may otherwise be provided in the Plan or this Agreement, the Units shall vest in the amounts set forth below:

On the earlier of (i) the one-year anniversary of the date of grant and (ii) the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, ___________ shares of Common Stock shall vest.

Notwithstanding the foregoing, all unvested Units (at the rate of one (1) share of Common Stock per Unit) shall immediately vest upon:

(a)
termination of Recipient’s service as a director of the Corporation by reason of the death or Disability of Recipient; or
(b)
Recipient is removed as a director of the Corporation in anticipation of a Change of Control; or
(c)
Recipient is serving as a director of the Corporation at the time a Change of Control occurs, and at any time during the one-year period following such Change of Control (provided that the Units granted hereunder and related shares have not otherwise vested), Recipient is removed as a director of the Corporation for any reason other than for death, Disability or Cause.

Section 3.
Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Cause” shall mean (i) the commission by Recipient of a felony (or crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by Recipient of funds or other assets of the Corporation or its Subsidiaries or any other act of fraud with respect to the Corporation or its Subsidiaries (including without limitation the acceptance of bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent or unlawful misconduct by Recipient that causes significant harm to the Corporation or its Subsidiaries; or (iv) repeated instances of intoxication with alcohol or drugs while conducting business during regular business hours.

“Change of Control” shall have the meaning given to such term in the Plan.

“Disability” shall have the meaning given to such term in the primary disability benefit plan of the Corporation in which Recipient participates. In the absence of any such plan, “Disability” shall mean any physical or mental impairment that renders Recipient unable to perform the essential functions of Recipient’s job with the Corporation and its Subsidiaries for a period of at least 120 days, either with or without reasonable accommodation. At the Corporation’s request, Recipient shall submit to an examination by a duly licensed physician who is mutually acceptable to the Corporation and Recipient for the purpose of ascertaining the existence of a Disability, and shall authorize the physician to release the results of Recipient’s examination to the Corporation.

Section 4.
Settlement. As soon as reasonably practicable following a determination by the Corporation and the Compensation Committee (the “Committee”) of the Corporation’s board of directors that all or part of the Units have vested pursuant to the terms of this Agreement, the Corporation shall issue directly to the Recipient shares of Common Stock with respect to all such Units that have vested. Such shares of Common Stock shall not be treated as issued and outstanding until such shares have been issued by the Corporation in accordance with all applicable laws and the Corporation’s bylaws and articles of incorporation. Any certificate(s) evidencing shares of Common Stock shall bear such legends as the Corporation shall determine to be necessary to comply with all laws, including all applicable federal and state securities laws. All such shares of Common Stock issued pursuant to this Agreement shall be fully paid and nonassessable.
Section 5.
Forfeiture. All Units that do not vest pursuant to Section 2 shall automatically be cancelled and forfeited by Recipient effective as of the date Recipient ceases to serve as a director of the Corporation for any reason, except as otherwise determined by the Committee, in its sole discretion (such event being referred to herein as a “Forfeiture Event”). Upon the occurrence of a Forfeiture Event, all unvested Units shall automatically, without further action by the Corporation or Recipient, be cancelled and forfeited.
Section 6.
Tax Matters.
(a)
Recipient shall promptly pay to the Corporation all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting of any Units and the issuance of shares of Common Stock in respect thereof. Subject to the approval of the Committee, Recipient may elect to satisfy this obligation by having the Corporation withhold shares of Common Stock that would otherwise be issued to Recipient with respect to any Units that have vested, which shares of Common Stock shall have a Fair Market Value (as of the date that the amount of the withholding requirement is to be determined) equal to the amount of such withholding requirement. If Recipient fails to make such payments as required (whether in cash or having shares of Common Stock withheld), the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Recipient all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting of Units and the issuance of shares of Common Stock in respect thereof.
(b)
Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if Recipient is entitled under any agreement or arrangement (including, without limitation, this Agreement) to receive compensation that would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) but for the operation of this sentence, then the amount of all such payments shall be reduced, as determined by the Corporation, to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to Recipient that are contingent on a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, not to exceed 2.99 times Recipient’s “base amount,” all within the meaning of Section 280G of the Code and the regulations promulgated thereunder. The parties intend for the immediately preceding sentence to be interpreted and applied so as to prevent Recipient from receiving, with respect to a Change of Control, an excess parachute payment within the meaning of Section 280G of the Code.
Section 7.
Clawback. If at any time within three years of the vesting or payment of any award to Recipient under this Agreement, whichever is later, the Recipient is removed by the shareholders as a director of the Corporation (or voluntarily resigns as a director of the Corporation) for Cause (or, if such removal or resignation is deemed not to be for Cause, but the Corporation determines at any time during such three-year period that the shareholders of the Corporation could have sought to remove Recipient as a director of the Corporation for Cause based on Recipient’s conduct during his or her time as a director of the Corporation), then if any part of the underlying conduct giving rise to such determination of Cause took place at any time during the applicable vesting period for each such award, as specified in this Agreement, then the Committee may require Recipient to pay to the Corporation an amount corresponding to each award that vested or was paid to Recipient pursuant to this Agreement, or to otherwise return such Units or Common Stock.

By acceptance of any award or Units hereunder, Recipient expressly acknowledges and agrees that any and all Units or Common Stock, as well as the equivalent cash value thereof with respect to any and all such Units or Common Stock, that have become vested, exercised, free of restriction or otherwise released to and/or monetized by or for the benefit of Recipient or any transferee or assignee thereof (collectively, the “Award-Equivalent Value”), are and will be fully subject to the terms of the foregoing clawback provision, and agrees to cooperate fully with the Corporation to facilitate the recovery of any Units or Common Stock and/or Award-Equivalent Value that the Committee requires to be recovered pursuant to the foregoing.

Section 8.
Miscellaneous.
(a)
Governing Law. This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.
(b)
Entire Agreement; Amendment and Waiver. This Agreement and the Units granted hereunder shall be subject to the terms of the Plan, which hereby is incorporated into this Agreement as though set forth in full herein. Recipient hereby acknowledges receipt of a copy of the Plan. This Agreement and the Plan reflect the entire agreement between the parties hereto and supersede any prior or contemporaneous written or oral understanding or agreement regarding the subject matter hereof. This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.
(c)
Assignment; Binding Effect. Except as permitted by the Plan, this Agreement and the Units granted hereunder may not be assigned, pledged, hypothecated or transferred by Recipient in any manner. This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.
(d)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic device shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic device shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart of this Agreement shall not affect the validity, enforceability and binding effect of this Agreement.
(e)
Notices. Any notice hereunder to the Corporation shall be addressed to the Corporation’s principal executive office, Attention: Compensation Committee, and any notice hereunder to Recipient shall be addressed to Recipient at his/her last address in the records of the Corporation, subject to the right of either party to designate at any time hereafter in writing a different address. Any notice shall be deemed to have been given when delivered personally, one (1) day after dispatch if sent by reputable overnight courier, fees prepaid, or three (3) days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

[Signature page is the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

CULP, INC.,

a North Carolina corporation

By:

Name:

Title:

RECIPIENT

___________________________